Exhibit 10.1

December 4, 2013

William Patrick Ryan

17543 Rancho del Rio

Rancho Santa Fe, CA 92067

Dear Patrick:

Insulet Corporation (“Insulet” or the “Company”) is pleased to offer you the position of Chief Operating Officer, reporting directly to Duane DeSisto, President & Chief Executive Officer. Your responsibilities are as outlined in the enclosed job description. You will be required to sign a copy of your job description as part of your onboarding with the Company. We are excited about the prospect of you joining Insulet and look forward to your meaningful contribution to the team. This offer of employment is contingent upon the satisfactory completion of professional references and a background check prior to your start date. We will determine a mutually beneficial start date upon acceptance of this offer.

Your salary will be paid at an initial annualized rate of $375,000. You will be paid $14,423.08 biweekly in accordance with the Company’s normal payroll practices as established or modified from time to time. In addition, you will receive a one-time sign on bonus of $100,000 payable in the first pay period after beginning your employment. This bonus is considered taxable income. Should you leave Insulet within one year of your hire date you will be responsible for repayment of this bonus on a prorata basis. You will participate in the Company’s Executive Incentive Compensation Program with a target bonus of 60% of your annual base compensation. Executive Compensation is reviewed annually, and your next formal performance and compensation review will occur in Q1 2015 covering the 2014 performance year.

You will be eligible to participate in the Company’s benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure. These benefits presently include: comprehensive medical, prescription drug, and dental insurance coverage, with 80% of premiums paid for you and your dependents; Company-paid life insurance coverage at two times your annualized salary; 401(k) plan; employee stock purchase plan; paid time off at an initial rate of 26 days per year, per Company policy. For a more detailed understanding of the benefits and the eligibility requirements, please consult the summary plan descriptions for the programs which will be made available to you. You will also be eligible for benefits under the Insulet Corporation Executive Severance plan.

Subject to approval of the Company’s Board of Directors, you will receive the following equity awards.

•	You will be granted the option to purchase 30,000 shares of Company common stock, at a purchase price equal to the fair market value as of the date of the grant. Stock option vest 25% after one year of service, then 6.25% quarterly thereafter, with full vesting over 4 years of service.

•	You will be awarded 35,000 restricted stock units. RSUs vest annually at 25% per year over 4 years.

•	The date of the grant is typically the first of the month following your start date. Prior to the grant date, the number of options may be adjusted to reflect a stock split or other similar transaction. This grant will be subject to and governed by the terms and conditions of a stock option agreement between you and the Company and the Company’s Stock Option and Incentive Plan, which will include, among other things, your vesting schedule.

•	You will also be eligible for additional performance shares as part of the senior executive team grant in Q1 2014. The grant amount, milestones and grant date are also subject to board approval.

This position is salary exempt and may include travel and hours greater than a forty hour per-week work schedule. You will be reimbursed for normal business travel and lodging expenses outside of the local Bedford, Massachusetts area. Your employment is at-will and no contract is implied by the terms of this letter.

Your relocation expenses are estimated at $100,000 to include standard and reasonable expenses on home sale and purchase, temporary living, moving of household goods, travel and tax assistance. Relocation benefits will be finalized under a separate attachment after we understand your specific needs, timing and situation.

By signing this offer letter, you confirm that your employment with Insulet will not violate any of your existing obligations and that you will not disclose any confidential information from any another employer to Insulet. You also confirm that your ability to make this statement is based upon your own research and/or assurances provided by your own counsel, and is not based on any information given to you by Insulet or any of its agents or employees.

You will be required to sign the Company’s standard Proprietary Information and Non-Competition Agreements as a condition of your employment with the Company. A copy of these agreements will be made available to you prior to your employment start date.

Also, please bring with you, for the purpose of completing the I-9 form, sufficient documentation to demonstrate your eligibility to work in the United States on your first day of employment. This verification must occur by the third day of your employment.

We look forward to having you join Insulet. We hope you will be a very valuable contributor to our team going forward. Please provide a response within 3 business days acknowledging that you have accepted this offer of employment.

Sincerely,

/s/ Duane DeSisto
Duane DeSisto President & Chief Executive Officer

Accepted:

/s/ William Patrick Ryan	N.L.T. 20 JAN 2014
William Patrick Ryan	Agreed upon Start Date